Exhibit 4.1

[FORM OF WARRANT CERTIFICATE]

Warrant Certificate Evidencing Warrants to Purchase _______ Shares of Common Stock, par value of $0.001 per share, as described herein.

BIORESTORATIVE THERAPIES, INC.

Warrant No.:___________________

VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON _______ __, 2020

This Warrant Certificate (the “Warrant Certificate”) certifies that ________________________ or registered assigns is the registered holder (the “Holder”) of warrants to purchase certain securities as set forth herein (collectively, the “Warrants”). The Warrants entitle the Holder, subject to the provisions contained herein, to purchase from BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), _____________________ shares (each a “Warrant Share,” and collectively, the “Warrant Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), at the Exercise Price set forth below. The price that each Warrant Share may be purchased for at the time the Warrants are exercised is $_____ initially, subject to adjustments as set forth herein (the “Exercise Price”).

Unless and until executed by the Company, this Warrant Certificate and the Warrants shall be invalid and of no effect and may not be exercised by the Holder.

1.	Warrants.

1.1.	Form of Warrant; Execution. The Warrants shall be issued in registered form only, and the Warrant Certificate shall bear the facsimile signature of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company. In the event the person whose facsimile signature has been placed upon the Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

1.2.	Registration. The Company shall maintain books (“Warrant Register”) for the registration of the original issuance of the Warrants. Upon the initial issuance of the Warrants, the Company shall issue and register the Warrants in the names of the respective Holders.

1.3.	Registered Holder; Beneficial Owner. The Company may deem and treat the person in whose name such Warrants shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrants (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. As used herein, the term “Holder” refers only to a registered holder of the Warrants.

1.4.	Uncertificated Warrants. Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form.

2.	Terms and Exercise of Warrants.

2.1.	Exercise Price. This Warrant Certificate shall, when executed by the Company, entitle the Holder, subject to the provisions hereof, to purchase from the Company the number of shares of Common Stock stated herein, at the Exercise Price.

2.2.	Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the date of their issuance (the “Issuance Date”) and terminating at 5:00 P.M., New York City time on [ · ], 2020 (the “Expiration Date”). Warrants not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under the Warrant Certificate shall cease at the close of business on the Expiration Date.

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2.3.	Exercise of Warrants.

2.3.1.           Exercise and Payment. A Holder may exercise the Warrants, in whole or in part, by delivering, not later than 5:00 P.M., New York City time, on any Business Day during the Exercise Period (the “Exercise Date”) (i) to the Company, (A) the Warrant Certificate evidencing the Warrants to be exercised, and (B) an election to purchase the Warrant Shares underlying the Warrants to be exercised, in the form attached to the Warrant Certificate (an “Election to Purchase”), properly completed and executed by the Holder on the reverse of the Warrant Certificate, and (ii) unless cashless exercise is permitted under this Warrant Certificate, to the Company, the Exercise Price for the Warrants to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds, in each case, payable to the order of the Company.

If any of (i) the Warrant Certificate, (ii) the Election to Purchase, or (iii) the Exercise Price therefor, is received by the Company after 5:00 P.M., New York City time, on the specified Exercise Date, the Warrants will be deemed to be received and exercised on the Business Day next succeeding the Exercise Date. If the date specified as the Exercise Date is not a Business Day, the Warrants will be deemed to be received and exercised on the next succeeding day that is a Business Day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder. In no event will interest accrue on funds deposited with the Company in respect of an exercise or attempted exercise of Warrants. The validity of any exercise of Warrants shall be determined by the Company, in its sole discretion, and such determination shall be final and binding upon the Holder. The Company shall have no obligation to inform a Holder of the invalidity of any exercise of any Warrants.

2.3.2.           Issuance of Certificates. The Company shall, by 5:00 P.M., New York City time, on the third Business Day next succeeding the Exercise Date of the Warrants and the clearance of the funds in payment of the aggregate Exercise Price, execute, issue and deliver to the Holder, the Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder.

In lieu of delivering physical certificates representing the Warrant Shares issuable upon exercise of any Warrants, provided the Company’s transfer agent is participating in the Fast Automated Securities Transfer program of the Depository Trust Company (the “Depository”), the Company may cause its transfer agent to electronically transmit the Warrant Shares issuable upon exercise to the Depository by crediting the account of the Depository or of the institution that has an account with the Depository (such institution, with respect to a Warrant in its account, a “Participant”), as the case may be, through its Deposit Withdrawal Agent Commission system, subject to the receipt of a properly executed Deposit and Withdrawal at Custodian (DWAC)/Direct Registration System (DRS) request relating to such Warrant Shares from the applicable broker. The time periods for the delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

2.3.3.           Valid Issuance. All Warrant Shares issued upon the proper exercise of a Warrant in conformity with this Warrant Certificate shall be validly issued, fully paid and nonassessable.

2.3.4.           No Fractional Exercise. Warrants may be exercised only in whole numbers of Warrant Shares. No fractional Warrant Shares are to be issued upon the exercise of the Warrants, but rather the number of Warrant Shares to be issued shall be rounded up or down, as applicable, to the nearest whole number. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and delivered to the Holder at the address specified on the books of the Company or as otherwise specified by such Holder.

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2.3.5.           Cashless Exercise. Upon receipt of an Election to Purchase for a cashless exercise in accordance with Section 2.6 of this Warrant Certificate, the Company shall confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall calculate and transmit to the Holder the number of Warrant Shares issuable in connection with the cashless exercise.

2.4.	No Transfer Taxes. The Company shall not be required to pay any stamp or other tax or charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

2.5.	Date of Issuance. Each person or entity in whose name any such certificate for Warrant Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the applicable Warrants were surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of any such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.6.	Cashless Exercise Under Certain Circumstances.

(i) The Company shall provide to the Holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via Depository transfer or otherwise (without any restrictive legend), because (A) the Securities and Exchange Commission (the “Commission”) has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) of some other reason (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the Holder has exercised Warrants in accordance with the terms of this Warrant Certificate but prior to the delivery of the Warrant Shares, the Company shall, at the election of the Holder to be given within five (5) Business Days of receipt of notice of the Restrictive Legend Event, either (A) rescind the previously submitted Election to Purchase and return all consideration paid by the Holder for such shares upon such rescission or (B) treat the attempted exercise as a cashless exercise as described in the next paragraph and refund the cash portion of the Exercise Price to the Holder.

(ii) If a Restrictive Legend Event has occurred and no exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), is available, the Warrants shall only be exercisable on a cashless basis. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments or net cash settlement to the Holder in lieu of issuance of the Warrant Shares. Upon a “cashless exercise,” the Holder shall be entitled to receive a certificate (or book entry) for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the average of the VWAPs on the five (5) Business Days immediately preceding the date on which the Holder elects to exercise the Warrants by means of a “cashless exercise,” as set forth in the applicable Election to Purchase;
(B) =	the Exercise Price of the Warrants, as it may have been adjusted hereunder; and
(X) =	the number of Warrant Shares that would be issuable upon exercise of the Warrants in accordance with the terms of the Warrants if such exercise were by means of a cash exercise rather than a cashless exercise.

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 “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on NYSE AMEX, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) on any day that the Trading Market on which the Common Stock is then listed is open for trading), (b) the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTCQB market, published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices) (“OTC Markets”), (c) if the Common Stock is not then listed or quoted for trading on the OTCQB market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company’s board of directors.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

“Registration Statement” means the Registration Statement, No. 333-204672 on Form S-1 originally filed by the Company with the Commission on June 3, 2015 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Warrants and the Warrant Shares, which Registration Statement was declared effective on [ · ], 2015.

2.7.	Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the applicable Holders the number of Warrant Shares that are not disputed.

3.	Adjustments.

3.1.	Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time after the Issuance Date combines (by any reverse stock split, recapitalization, reorganization, scheme, arrangement or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 3.1 shall become effective at the time on which the subdivision or combination becomes effective.

3.2.	Adjustment for Other Distributions. In the event the Company shall fix a record date for the making of a dividend or distribution to all holders of Common Stock of any evidences of indebtedness or assets (excluding those referred to in Section 3.1 or other dividends or distributions paid out of retained earnings), then in each such case the Exercise Price of any unexercised Warrants shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per one share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to each Holder of the portion of assets or evidences of indebtedness so distributed applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

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3.3.	Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. If, at any time while the Warrants are outstanding, other than any transaction covered by Section 3.1, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (iv) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), in each case, which entitles the holders of Common Stock to receive securities, cash or property with respect to or in exchange for Common Stock (each a “Fundamental Transaction”), then, upon any subsequent exercise of Warrants, each Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the same amount and kind of securities, cash or property, if any, of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Warrants are exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration that such Holder receives upon any exercise of Warrants following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which stockholders received any equity securities of the Successor Entity, to assume in writing all of the obligations of the Company under this Warrant Certificate in accordance with the provisions of this Section 3.3 pursuant to written agreements and shall, upon the written request of such Holder, deliver to such Holder in exchange for the applicable Warrants created by this Warrant Certificate a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants which are exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity), if any, plus any Alternate Consideration, receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Warrants are exercisable immediately prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock, if any, plus any Alternate Consideration (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Warrants immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant Certificate referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant Certificate with the same effect as if such Successor Entity had been named as the Company herein and therein. The Company shall provide to each Holder, written notice of the execution of any such amendment, supplement to this Warrant Certificate and/or other agreement. Any such amendment, supplement or other agreement entered into by the Successor Entity shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Section 3.3 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

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3.4.	Other Events. If any event occurs of the type contemplated by the provisions of Section 3.1, 3.2 or 3.3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to all holders of Common Stock for no consideration), then the Company’s Board of Directors will in good faith make an adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of each Holder in a manner consistent with the provisions of this Section 3.

3.5.	Notices of Changes in Warrants. Upon every adjustment of the Exercise Price or the number of Warrant Shares, or the occurrence of any event specified in Section 3.1, 3.2 or 3.3, then, in any such event, the Company shall give written notice to each Holder, at the last address set forth for such Holder on the Company’s books, of the record date or the effective date of the adjustment or event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such adjustment or event.

3.6.	No Fractional Shares. Notwithstanding any provision contained in this Warrant Certificate to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, a Holder would be entitled, upon the exercise of such Warrants, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down, as applicable, to the nearest whole number the number of Warrant Shares to be issued to such Holder.

3.7.	Form of Warrant. This Warrant Certificate need not be changed because of any adjustment pursuant to this Section 3, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Warrant Certificate. However, the Company may at any time in its sole discretion make any change in the form of Warrants that the Company may deem appropriate and that does not affect the substance thereof, and any Warrants thereafter issued or executed, whether in exchange or substitution for an outstanding Warrants or otherwise, may be in the form as so changed.

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4.	Limitations on Exercise. Except as provided in the last sentence of this Section 4, the Company shall not effect any exercise of any Warrants, and no Holder shall have the right to exercise any portion of any Warrants, to the extent that after giving effect to the issuance of shares of Common Stock after exercise as set forth on the applicable Election to Purchase, such Holder (together with such Holder’s Affiliates (as defined in Rule 405 under the Securities Act), and any other persons acting as a group together with such Holder or any of such Holder’s Affiliates), would beneficially own in excess of 4.99% of the Company’s Common Stock. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise of the remaining, nonexercised portion of any Warrants beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 4 applies, the determination of whether Warrants are exercisable (in relation to other securities owned by a Holder together with any Affiliates) and of which portion of a Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of an Election to Purchase shall be deemed to be such Holder’s determination of whether such Warrants are exercisable (in relation to other securities owned by such Holder together with any Affiliates) and of which portion of a Warrant is exercisable, and the Company shall not have any obligation to verify or confirm the accuracy of such determination and neither of them shall have any liability for any error made by such Holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. The provisions of this Section 4 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4 to correct this subsection (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 4 shall apply to a successor Holder. Notwithstanding the foregoing, the limitations contained in this Section 4 shall not apply to any Holder who beneficially owns 5% or more of the outstanding Common Stock, not including any shares of Common Stock deemed to be beneficially owned through the ownership of the Warrants by Holder and any Affiliates.

5.	Other Provisions Relating to Rights of Holders of Warrants.

5.1.	No Rights as Stockholder. Except as otherwise specifically provided herein, a Holder, solely in its capacity as an owner of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Certificate be construed to confer upon a Holder, solely in its capacity as the owner of Warrants, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of any Warrants. For the avoidance of doubt, ownership of Warrants does not entitle the Holder or any beneficial owner thereof to any of the rights of a stockholder.

5.2.	Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Certificate.

5.3.	Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Warrant Shares. The Company shall not issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Company for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company that such tax, if any, has been paid.

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5.4.	Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company (upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, mutilation or destruction of the Warrant Certificate, and in case of mutilation, upon surrender of such Warrant Certificate to the Company for cancellation) will either, in its sole discretion (i) instruct the Holder to file documents with the Company’s insurance company, if any, as reasonably required to obtain an open penalty bond necessary for the replacement of the Warrant Certificate or (ii) upon the Company’s receipt of an indemnity from the Holder reasonably satisfactory to the Company, indemnify the Company and provide instructions to the Company to replace such Warrant Certificate. Thereafter, the Company shall issue new Warrants of like denomination, tenor, and date as the Warrants so lost, stolen, mutilated, or destroyed. Any such new Warrants shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrants shall be at any time enforceable by anyone.

5.5.	No Transfer. This Warrant Certificate and the Warrants represented hereby are non-transferrable and may not be transferred by the Holder to any person or entity.

6.	Miscellaneous Provisions.

6.1.	Notices. Any notice, statement or demand authorized by this Warrant Certificate to be given or made shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) Business Days after deposit of such notice, postage prepaid, addressed, as follows:

If to the Company:

BioRestorative Therapies, Inc.

40 Marcus Drive, Suite One

Melville, New York 11747

Attention: Mark Weinreb, President and Chief Executive Officer

with a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Attention: Fred Skolnik, Esq.

If to the Holder, at the address of the Holder shown on the books of the Company.

6.2.	Applicable Law. This Warrant Certificate and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The Company and the Holder hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Warrant Certificate shall be brought solely in a federal or state court located in the City, County and State of New York. The Company and the Holder hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent at the address set forth in Section 6.1, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The Company and the Holder hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

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6.3.	Persons Having Rights Under this Warrant Certificate. Nothing in this Warrant Certificate expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders of the Warrants, any right, remedy or claim under or be reason of this Warrant Certificate or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Certificate shall be for the sole and exclusive benefit of the Company and its successors and assigns and of the Holders.

6.4.	Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Certificate and shall not affect the interpretation thereof.

6.5.	Amendments. This Warrant Certificate may be amended by the Company without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Certificate as the Company may deem necessary or desirable and that the Company deems shall not adversely affect the interest of the Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the written consent of the Holders of a majority of the then outstanding Warrants.

6.6.	Severability. This Warrant Certificate shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Certificate or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Certificate a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.7.	Force Majeure. In the event the Company is unable to perform its obligations under the terms of this Warrant Certificate because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or any other cause that is reasonably beyond its control, the Company shall not be liable for damages to the Holder resulting from such failure to perform or otherwise from such causes. Performance under this Warrant Certificate shall resume when the Company is able to perform substantially that Company’s duties.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated as of ________ __, 2015

BIORESTORATIVE THERAPIES, INC.

By:
Name:
Title:

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[REVERSE]

Instructions for Exercise of Warrants

To exercise the Warrants evidenced hereby, the Holder must, by 5:00 P.M., New York City time, on the specified Exercise Date, deliver to the Company, a certified or official bank check or a bank wire transfer in immediately available funds, in each case payable to the Company, in an amount equal to the Exercise Price in full for the Warrants exercised. In addition, the Holder must provide the information required below and deliver this Warrant Certificate to the Company. The Warrant Certificate and this Election to Purchase must be received by the Company by 5:00 P.M., New York City time, on the specified Exercise Date.

ELECTION TO PURCHASE

TO BE EXECUTED IF WARRANT HOLDER DESIRES

TO EXERCISE THE WARRANTS EVIDENCED HEREBY

The undersigned hereby irrevocably elects to exercise, on __________, ____ (the “Exercise Date”), Warrants, evidenced by this Warrant Certificate, to purchase, __________ shares (the “Warrant Shares”) of Common Stock, par value of $0.001 per share (the “Common Stock”), of BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), and represents that on or before the Exercise Date:

·	such Holder has tendered payment for such Warrant Shares by certified or official bank check payable to the order of the Company, 40 Marcus Drive, Suite One, Melville, New York 11747, or by bank wire transfer in immediately available funds payable to the Company at Account No. [ · ], in each case in the amount of $[ · ] in accordance with the terms hereof, or

·	[if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2.6 of the Warrant Certificate, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2.6 of the Warrant Certificate.

The undersigned requests that said number of Warrant Shares be in fully registered form, registered and delivered in the name of the Holder.

If said number of Warrant Shares is less than all of the Warrant Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate evidencing the remaining balance of the Warrants evidenced hereby be issued and delivered to the Holder of the Warrant Certificate.

The undersigned hereby represents and warrants that, after giving effect to the exercise of the Warrants contemplated by this Exercise Notice, such holder will not be in violation of the beneficial ownership limits specified in Section 4 of the Warrant Certificate.

Dated: ________ __, ____

Name
(Please Print)

/ / / / - / / / - / / / / /

(Insert Social Security or Other Identifying Number of Holder)

Address
Signature

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The Warrants may only be exercised by presentation to the Company at the following location:

By hand or mail at:	BioRestorative Therapies, Inc.
40 Marcus Drive, Suite One Melville, New York 11747

The method of delivery of this Warrant Certificate is at the option and risk of the exercising Holder and the delivery of this Warrant Certificate will be deemed to be made only when actually received by the Company. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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